Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 7th day of August, 2025, by and among the undersigned.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13D in respect of the shares of beneficial interest, par value $ 0.001 per share, of Prospect Enhanced Yield Fund is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

By:    /s/ John F. Barry III
Name:    John F. Barry III

JOHN AND DARIA BARRY FOUNDATION

By:    /s/ John F. Barry III
Name:    John F. Barry III
Title:     Trustee